UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

TOWERSTREAM CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 TOWERSTREAM CORPORATION

88 SILVA LANE

TECH IV

MIDDLETOWN, RHODE ISLAND 02842

Telephone: (401) 848-5848

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2017

This proxy statement supplement, dated April 19, 2017, supplements the definitive proxy statement (the “Proxy Statement”) filed by Towerstream Corporation (“Towerstream” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2017, and made available to Towerstream’s shareholders in connection with the solicitation of proxies by the Board of Directors of Towerstream (the “Board”) for the Special Meeting of Shareholders to be held on May 4, 2017 and any adjournment or postponement thereof (the “Special Meeting”).

This supplement is being filed with the SEC and is being made available to shareholders on or about April 19, 2017. Only shareholders of record as of the close of business on March 30, 2017, are entitled to receive notice of and to vote at the Special Meeting.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. The Proxy Statement contains important additional information. This supplement should be read in conjunction with the Proxy Statement.

Removal of Proposals 2 and 3 from Shareholder Consideration

On April 19, 2017, the Board determined not to seek shareholder approval of Towerstream’s Proposal 2, a proposal to seek approval of the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of its common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), and has withdrawn Proposal 2 from the agenda for the Special Meeting. On such date, the Board also determined not to seek shareholder approval of Towerstream’s Proposal 3, a proposal to seek approval of the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of its common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), and has also withdrawn Proposal 3 from the agenda for the Special Meeting. Proposals 2 and 3 are withdrawn and will not be considered or voted upon at the Special Meeting. All other proposals presented in the Proxy Statement remain on the agenda for the Special Meeting.

Although the Board believes that Proposals 2 and 3 were appropriately proposed by Towerstream, as shareholder approval of below market issuances is not required by the OTCQB, the current trading market for the Company’s common stock, upon review and careful consideration of discussions with management and its advisors and other relevant factors, the Board has determined to withdraw Proposals 2 and 3 from shareholder consideration for the upcoming Special Meeting. Notwithstanding the foregoing, the Board reserves the right to revisit at any point in the future the possibility of obtaining shareholder approval of the matters covered by Proposals 2 and 3.

The record date for determining the shareholders entitled to notice of, and to vote at, the Special Meeting has been set and remains as the close of business on March 30, 2017.

As a result of the removal of Proposals 2 and 3 from shareholder consideration at the Special Meeting, Towerstream notes the following important matters regarding voting:

•	Towerstream will not make available or distribute, and you do not need to sign, new proxy cards or submit new voting instructions solely as a result of the removal of Proposals 2 and 3.

•	Any proxy card or voting instructions received in the future for Proposal 1 will be valid.

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Proxy cards or voting instructions received with direction on Proposals 2 and 3 will not be voted on Proposals 2 and 3. Proxy cards or voting instructions received and providing direction on the remaining proposal to be considered at the Special Meeting (i.e., Proposal 1) will remain valid and will be voted on as directed.

•

If you already submitted a proxy card or voting instructions, you do not need to resubmit proxies or voting instructions with different directions, unless you wish to change votes previously cast on the remaining proposals.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

On March 31, 2017, Towerstream filed the Proxy Statement and definitive form of proxy card with the SEC in connection with its solicitation of proxies from Towerstream’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY TOWERSTREAM WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Towerstream with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge on the Investors section of our corporate website at www.towerstream.com, by writing to Towerstream’s Corporate Secretary at Towerstream Corporation, 88 Silva Lane, Tech IV, Middletown, Rhode Island 02842.